REPORT OF OPPENHEIM & OSTRICK, CPA's
                              INDEPENDENT AUDITORS


The Board of Directors and Shareholders of
Digital Technologies Media Group, Inc.


We have audited the accompanying balance sheet of Digital Technologies Media Group, Inc. as of December 31, 1998 and 1999 and the related statements of income, shareholder's equity, and cash flows for each of the two years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Digital Technologies Media Group, Inc. as of December 31, 1998 and 1999 and the result of its operations, shareholder's equity and its cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ Mr. Gil Ostrick
------------------------
Culver City, California
April 4, 2000

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1999


ASSETS

Current assets:
  Cash                                                       $        74

Other assets:
  Security deposits                                                  630
                                                             -----------
       Total assets                                          $       704
                                                             ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Accounts payable - related party                           $     7,227
  Accrued expenses                                               127,293
  Loans payable - related party                                    1,000
                                                             -----------
                Total current liabilities                    $   135,520

Long-term liabilities:
  Prepetition liabilities                                        565,549
                                                             -----------
       Total liabilities                                     $   701,069

Shareholder's equity:
  Common stock par value $.01 25,000,000 shares
    authorized, issued and outstanding 3,790,627 shares           25,732
  Paid-in capital                                                508,704
  Accumulated deficit                                         (1,234,801)
                                                             -----------
       Total shareholder's deficit                              (700,365)
                                                             -----------
       Total liabilities and shareholder's equity            $       704
                                                             ===========






                             See accompanying notes

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                               STATEMENT OF INCOME
                   FOR YEARS ENDED DECEMBER 31, 1998 AND 1999


                                              Years Ended December 31,

                                                  1998        1999
                                              (Unaudited)
                                              -----------   ---------
Revenues                                       $       0    $       0
                                              -----------   ---------
Operating expenses:
  General and administrative                      16,632      143,240
                                              -----------   ---------
Loss before income tax                           (16,632)    (143,240)

Provision for income tax                               0            0
                                              -----------   ---------
Net loss                                       $ (16,632)   $(143,240)
                                              ===========   =========


Loss per share:
  Basic                                        $       0    $    $.04

Shares used to compute basic earnings
Per share                                      3,790,627    3,790,627


















                             See accompanying notes

                             DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                               STATEMENT OF SHAREHOLDER'S EQUITY
                           FOR YEARS ENDED DECEMBER 31, 1998 AND 1999

                                 Common Stock            Paid-in    Accumulated
                                    Shares     Amount    Capital      Deficit        Total
                                  ---------  ---------  ---------   ------------   ----------

Balance at January 1,
1998 (unaudited)                  3,790,627  $  25,732  $ 508,704   $(1,074,929)   $(540,473)

Net loss (unaudited)                      0          0          0       (16,632)     (16,632)

Balance at December 31,
1998                              3,790,627     25,732    508,704    (1,091,561)    (557,125)

Net loss                                  0          0          0      (143,240)    (143,240)
                                  ---------  ---------  ---------   ------------   ----------
Balance at December 31, 1999      3,790,627  $  25,732  $ 508,704   $(1,234,801)   $(700,365)
                                  =========  =========  =========   ============   ==========




















                                            See accompanying notes

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                             STATEMENT OF CASH FLOWS
                   FOR YEARS ENDED DECEMBER 31, 1998 AND 1999


                                              Years Ended December 31,
                                                   1998         1999
                                               (Unaudited)
                                               -----------  ----------
OPERATING ACTIVITIES:
  Net loss                                     $(16,632)    $(143,240)

CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Security deposits                                (130)         (500)
  Accounts payable                                    0         3,383
  Accrued expenses                                    0       127,293
                                               ---------     ----------
    Net cash used by operating activities       (16,762)      (13,064)

FINANCING ACTIVITIES:
  Loans from related party                            0         1,000
  Loans payable - Prepetition debt               23,900         5,000
                                               ---------      --------
    Net cash provided by financing activities    23,900         6,000
                                               ---------      --------
    Net increase (decrease) in cash               7,138        (7,064)

    Cash, beginning of year                           0         7,138
                                               ---------      --------
    Cash, end of year                         $   7,138     $      74

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income tax paid for the years               $       0     $       0

  Interest expense paid for the years         $       0     $       0















                             See accompanying notes

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


1. Summary of significant accounting policies:

Business

Digital Technologies Media Group, Inc., a Delaware corporation is the debtor in a Chapter 11 bankruptcy case. On January 26, 1999, Digital Technologies Media Group, Inc. (the "Debtor"), commenced a bankruptcy case by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code ("Code"), 11 U.S.C. S 101 et seq. Chapter 11 allows the Debtor, and under some circumstances, Creditors and other parties in interest, to propose a plan of reorganization ("Plan").

The Plan is a reorganizing plan. In other words, the Debtor seeks to satisfy its obligations to Creditors by issuing its securities pursuant to the terms of the Plan. The reorganized Debtor will change its name to Central Coast Capital Venture Corporation, and will become a Nevada corporation, operating and conceived as a closed end mutual fund, specifically designed to engage in investments of startup (venture capital) companies. The Reorganized Debtor will be engaged as a Business Development Corporation (a "BDC") under the Investment Company Act. The Reorganized Debtor's common stock will be distributed to the Debtor's Creditors and Interest Holders in exchange for their Claims and Interests. As a result of the Plan, Debtor's secured Creditors will hold a 2.31% ownership interest in the Reorganized Debtor, general unsecured creditors will hold a 21.47% ownership interest in the Reorganized Debtor; and, Interest Holders will hold a 1.34% interest in the Reorganized Debtor.

The Reorganized Debtor will be a Business Development under the Investment Company Act. The Reorganized Debtor's investment objective will be to invest in companies with gross sales of less than $500,000 per annum and selected situations (such as leveraged buyouts and established business operations) that will benefit from long-term capital growth. The Reorganized Debtor will derive its income through management consulting fees and profit from the selective sales of the companies contained in its investment portfolio.

The Effective Date of the proposed Plan is the later of (i) the first business day after the eleventh (11th) day following Confirmation of the Plan; or (ii) the first business day after such date on which there is not force any stay of injunction against the enforcement of the Plan or the Confirmation Order. It is anticipated that the Effective Date of the Plan will be May 1, 2000.

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


1. Summary of significant accounting policies (cont'd):

Events Leading to Chapter 11 Filing

The Debtor was organized January 15, 1949 in the State of Utah under the name of Oil Securities Company, Inc. In July 1984, the original corporation was merged into Oil Securities, Inc., a Nevada corporation, formed for the sole purpose of effecting the merger. Thereafter, when its oil and gas business failed, the Debtor files a chapter 11 case. The Debtor emerged from chapter 11 in or about 1990. Thereafter, to facilitate a merger, on July 30, 1996, the Debtor merged into Miller & Benson International, Ltd., a dormant Delaware Public Holding Company, which then changed its name to Digital Technologies Media Group, Inc., to facilitate its new business. The new business of the Debtor was to capitalize on the growth in the distribution of multimedia programming. The Debtor is a pubic company whose stock is not currently listed for trading.

Digital Technologies Media Group, Inc. (the Company) was organized in April 1995, a Delaware corporation for the purpose of funding the development of television programming and to interface with new technologies. In May 1995, the company acquired certain rights and accounts receivables to distribute the film assets of Communication Services International (CSI) for convertible debt, which was then converted into common stock in 1995. In 1996, the Company's relationship with CSI fell apart over the creditability of the acquired film operation. In 1997, the President of CSI resigned and the Board rescinded the common stock shares of CSI and four other employees. According to management by the end of December 31, 1997, CSI transaction was rescinded and all of its assets and liabilities were removed from the company's books. Also at the end of December 1997, the company had no assets and was not a going concern. The company filed a petition Chapter 11 (Debtor in Possession) with the Bankruptcy court effective January 26, 1999.

Income Taxes

         Income taxes are accounted for using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Earnings Per Share

         The company calculates earnings per share in accordance with SFAS No. 128, Earnings per share. Both earnings per share have been computed by dividing net loss by the weighted average common shares outstanding. They are currently no dilutive shares impacting earnings or losses.

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


2. Going Concern:

The bankruptcy court approved the purchase of DATA systems Information, Inc. on February 9, 2000 even if the plan is not confirmed on the 18th of April, in the opinion if its bankruptcy attorney, the Debtor will continue to operate and will eventually obtain approval of the plan. According to recent unaudited financial statements of Data Net Information's Systems, Inc., it has a positive cash flow. The Debtor also received $310,000 by issuing Debtor notes. This will allow the company to operate for at least twelve (12) months from the balance sheet date and eliminate the going concern issue.

3. Summary of the Plan of Reorganization

Administrative Expenses

     Debtor in possession expenses for the bankruptcy proceedings for services rendered by a law firm and two other individuals shall receive a distribute of 4 units of the Reorganized Debtors securities for each dollar owed in full and complete satisfactory of their allowed claims for fees. At December 31, 1999 the accrued expenses owing to the above group was $127,293. Both individuals are stockholders and related parties. It is estimated that this group will own approximately 25.2% of the reorganized debtor.

Debtors common stock as follows:

 Law firm                                   9.6%
 Two individuals (own equal amounts)       15.6%
                                           25.2%

Prepetition Liabilities:

Secured Claims

     Secured claims are claims secured by liens on certain assets of the company. The total of such loans payable by secured creditors totaled $28,900. These claims will receive a distribution of 2 units of the Reorganized Debtors securities for each dollar owed in full and final payment and in complete satisfaction of their claims. It is estimated that this group will own approximately 2% of the Reorganized Debtors common stock when issued.

General Unsecured Creditors

     This group is owed approximately $536,649 and will receive a distribution of one unit of the Reorganized Debtors securities for each dollar owed in full and final payment and complete satisfaction of their claims.

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


3. Summary of the Plan of Reorganization (cont'd):

General Unsecured Creditors (cont'd)

     It is estimated that this group will own approximately 21% of the Reorganized Debtors common stock. Under the plan units of the Reorganized Debtors securities means the securities of the company consisting of one share of common stock of the Reorganized Debtor and one Class A warrant to purchase the Reorganized Debtor's common stock. Also all three groups will receive their respective pro rata distribution of 30% of the Data Net Information Systems, Inc. Common stock when issued and 30% of the Digi Commerce Corporation common stock when issued.

Units of Reorganized Debtor's Securities

     Under the Plan "Unit(s) of Reorganized Debtor's Securities" means securities of the Reorganized Debtor consisting of one share of common stock of the Reorganized Debtor and one Class A warrant to purchase the Reorganized Debtor's common stock. The Class A warrant shall allow the warrant holder to purchase one share of common stock of the Reorganized Debtor at a price of $5.00 per share at any time within one year from the effective date. Upon the exercise of the Class A warrant, the warrant holder also shall receive one Class B warrant to purchase the Reorganized Debtor's common stock. The terms of the Class B warrant shall be set by the board of directors of the Reorganized Debtor at least ninety days subsequent to the effective date of the plan.

     This pro rata distribution means that DATA common stock and the Digi common stock will be disturbed on a pro rata basis to creditors and Interests Holders based upon the number of Units such parties hold.

Purchase of Data Net Information Systems, Inc. (DATA)

     Bankruptcy Court has already approved the Debtor's acquisition of 1,000,000 shares of DATA common stock which represents 100% of its outstanding shares in exchange for the Debtor's Class A preferred stock. Each share of preferred stock will equal ten shares of DATA common stock owned. The purchase of all DATA common stock will result in DATA's shareholders owning 100,000 shares of Class A preferred stock of Digital Technologies Media Group Inc. The acquisition of DATA also requires a $100,000 capital contribution from the company to DATA for working capital. Furthermore the company will provide Data with a commitment to provide $1,000,000 in funding over the next two years. It is anticipated that the $100,000 in working capital contribution will be funded from debtors notes described below. The plan proposes that after registration with the SEC of the Data Securities, the Reorganized Debtor will distribute 30% of the Data securities owned by it to the shareholders who are to receive securities under the plan on a pro-rata basis.

     The Debtor has recently obtained court approval to borrow up to $310,000 by issuing Debtor notes. The interest rates on such notes shall be 10% per annum and the notes are one year notes.

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


3. Summary of the Plan of Reorganization (cont'd):

Purchase of Data Net Information Systems, Inc. (DATA) (cont'd):

The notes can be converted at the election of the holder of such notes upon confirmation of the plan to Units of the Reorganized Debtor as defined in the plan at a ratio of four (4) Units of the Reorganized Debtor's securities for each one dollar ($1.00) owned. This financing provided Digital with sufficient capital to purchase Data and fund the plan. The notes also provided working capital to pay certain administrative claims that must be paid as of the effective date of the plan and the cost of informing all creditors, stockholders and other interested parties of the company. The debt financing also provided working capital for the post-confirmation operation of the company. Approximately $23,000 of the commitment to fund the notes comes from related parties involved in the company in prior years. As of April 4, 2000, $310,000 was received for the Debtor's notes. Data Common Stock is owned by the following entities:

                                             NO. OF COMMON        NO. OF
DATA                            OWNERSHIP        DATA            PREFERRED
SHAREHOLDERS                    INTEREST        SHARES            SHARES
------------                    ---------    -------------       --------
First Portland
Corporation                        30%          300,000           30,000

Bernie Budney                      55%          550,000           55,000

Jande International Holding
LLC, a related party               15%          150,000           15,000
                                   ---        ---------           ------
                                  100%        1,000,000          100,000


     The Reorganized Debtor intends to distribute 30% or 300,000 of common stock of DATA owned by it to shareholders who are to receive securities under the plan on a pro rata basis based upon units held.

     The Company intends to invest in a second company who will also distribute 30% of its common stock to Digital Technologies Media Corp, Inc. (the Debtor) shareholders who are to receive securities under the plan on pro-rata basis based upon units held.

4. Loan payable related party and related party transactions:

The $1000 loan payable was converted into a note for the commitment to raise up to $310,000 of Debtor's notes. The related party is one of the individuals who was approved by the bankruptcy court to provide debtors in possession administrative services for 3,500 per month until the plan is confirmed. The other individual who also earns $3,500 monthly for administrative services on behalf of his company entered into a rent and equipment lease totaling $750 per month with a year's terms and then payments month to month. As a result of the Debtor's acquisition of DATA the above related party (Jande International Holdings LLC) will own 15% of DATA common stock before the exchange into the Reorganized Debtor class A preferred stock as described earlier. Both individuals as a result of their administrative duties providing debtor in possession's services to the company will receive 7.8% each in common stock in exchange for the Bankruptcy court approved accrued compensation.



                  Remainder of page intentionally left blank.

                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
                          NOTE TO FINANCIAL STATEMENTS
             FOR YEARS ENDED DECEMBER 31, 1998 (UNAUDITED) AND 1999


5. Commitment and Contingencies

Please see note 2 for contingencies related to the confirmation of the plan of reorganization. The company at December 31, 1999 had no leases expiring in more than one year. Rent paid to a related party covering utilities and telephone for years ended December 31, 1999 and 1998 was $6,000 and $500 respectively. Prior to December 1, 1998 there was no charge for rent. An office equipment lease was also provided totaling $1750 for year ended December 31, 1999 and none in 1998. The equipment lease started June 1, 1999.

The company may be involved in litigation and in legal matters from time to time in the normal cause of business. However there are no material proceedings pending or to the knowledge of management threatened against the company outside of the plan of confirmation pursuant to Chapter 11 of the Bankruptcy Act.

6. Income Taxes

There was no income tax (benefit) for the years ended December 31, 1998 and 1999 as the company incurred losses during the two year period.

The effects of temporary differences has no net effect on deferred tax assets as the losses incurred (tax loss carry forward) were cancelled out entirely by deferred tax valuation reserves because of the inability to project taxable income in future years.

At December 31, 1999, the company had a net operating loss carry forward of approximately $159,000 for Federal Income Tax purposes available to offset future taxable income expiring on various dates beginning in 2016 and 2018.